Exhibit 99.1

NEWS RELEASE

Company contact: Tony Trunzo Steve Bailey FLIR Systems, Inc. (503) 684-3731 www.FLIR.com	Investor Contact: Neil Berkman Associates (310) 277—5162 info@BerkmanAssociates.com

FLIR Systems Reports Fourth Quarter

And 2003 Financial Results

Company Reports Record Revenue and Net Earnings for 2003;

Provides Outlook For 2004

PORTLAND, Ore. — February 4, 2004 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that net earnings for the fourth quarter ended December 31, 2003 increased 18% to $15.0 million, or $0.44 per diluted share. This compares to net earnings for the fourth quarter of 2002 of $12.7 million, or $0.35 per diluted share, when adjusted for the two-for-one stock split that occurred in May 2003. Revenue for the 2003 fourth quarter increased 30% to $97.4 million, up from $74.9 million for the fourth quarter of 2002. Revenue from the sale of the Company’s Imaging products increased 29%, while revenue from the sale of the Company’s Thermography products increased 31% as compared to the fourth quarter last year.

For the twelve months ended December 31, 2003, net earnings rose 8% to a record $44.7 million, or $1.27 per diluted share. This compares to net earnings for 2002 of $41.6 million, or $1.17 per diluted share when adjusted for the two-for-one stock split. Revenue for 2003 reached $312 million, an increase of 19% from the $261 million generated in 2002. Revenue from the sale of the Company’s Imaging products increased 15%, while revenue from the sale of the Company’s Thermography products increased 27% compared to the prior year.

Earnings from operations were $22.8 million in the fourth quarter of 2003, an increase of 48% over 2002. For the year ended December 31, 2003, earnings from operations increased 38% over 2002 to $69.8 million. Earnings from operations as a percentage of revenue increased from 21% in the fourth quarter of 2002 to 23% in 2003, and increased from 19% for the twelve months ended December 31, 2002 to 22% in 2003.

Cash generated from operations totaled $5.1 million for the fourth quarter and $27.3 million for 2003. At December 31, 2003, the Company had $204.4 million in outstanding debt and cash on hand of $198 million. The backlog of orders for the delivery of products in the next twelve month was approximately $146 million at December 31, 2003 as compared to $92 million at December 31, 2002.

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FLIR Systems Reports Fourth Quarter and 2003 Financial Results

February 4, 2004

Page Two

“In 2003 we achieved record revenue and net earnings and took a significant step to ensure the future growth of our business by initiating our acquisition of Indigo Systems Corporation,” commented Earl R. Lewis, President and CEO of FLIR. “This acquisition, which was closed in January, will help us lower costs, expand into new markets, and provide an excellent technology base on which we can capitalize for the future. We are very proud of what the FLIR employees have achieved during the year and are confident that their accomplishments have created the catalyst for continued strong growth in the future,” he stated.

Company Provides Outlook For 2004

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

“Given the strength of our performance in 2003, the benefits we expect to realize from the acquisition of Indigo and the continued strong demand for both our Imaging and Thermography products, we estimate our revenue for 2004 will be in the range of $425 to $435 million, and net earnings will be in the range of $1.50 to $1.60 per diluted share in 2004,” concluded Lewis.

Forward-Looking Statements

The statements in this release by Earl R. Lewis regarding the Company’s expectation of continued strong growth in the future and the statements in the outlook for 2004, above, are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the ability of the Company to successfully integrate and realize the synergies from the acquisition of Indigo Systems Corporation, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 11:00 am ET today. A simultaneous WebCast will be available from the Investor Relations link at www.FLIR.com. A replay will be available after 1:00 PM EST at this same internet address. For a telephone replay, dial (800) 633-8284, reservation #21180080, after 1:00 PM EST.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com

(tables attached)

FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
	(Unaudited)
Revenue	$97,414	$74,932	$311,979	$261,080
Cost of goods sold	46,044	35,852	146,454	124,060

Gross profit	51,370	39,080	165,525	137,020
Operating expenses:
Research and development	9,027	7,132	30,665	26,892
Selling, general and administrative	19,515	16,493	65,034	59,597

Total operating expenses	28,542	23,625	95,699	86,489
Earnings from operations	22,828	15,455	69,826	50,531
Interest expense	1,999	229	4,861	2,033
Other expenses (income), net	702	303	1,117	(395)

Earnings before income taxes	20,127	14,923	63,848	48,893
Income tax provision	5,164	2,239	19,155	7,334

Net earnings	$14,963	$12,684	$44,693	$41,559

Net earnings per share:
Basic	$0.46	$0.37	$1.32	$1.23

Diluted	$0.44	$0.35	$1.27	$1.17

Weighted average shares outstanding:
Basic	32,835	34,188	33,731	33,709

Diluted	34,314	35,913	35,158	35,670

All per share amounts have been adjusted to reflect the two-for-one stock split.

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$197,993	$46,606
Accounts receivable, net	79,332	55,798
Inventories, net	75,959	50,141
Prepaid expenses and other current assets	19,997	12,673
Deferred income taxes, net	8,832	8,887

Total current assets	382,113	174,105
Property and equipment, net	22,758	12,678
Deferred income taxes, net	21,146	25,977
Intangible assets, net	16,536	16,647
Other assets	7,870	4,415

	$450,423	$233,822

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,427	$16,465
Deferred revenue	4,540	4,770
Accrued payroll and related liabilities	12,778	11,030
Accrued product warranties	3,511	3,432
Advance payments from customers	12,112	8,030
Other current liabilities	8,227	6,341
Accrued income taxes	2,742	2,558

Total current liabilities	70,337	52,626
Long-term debt	204,369	—
Pension and other long-term liabilities	10,875	8,869
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; no shares issued at December 31, 2003 and 2002	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 32,863 and 34,599* shares issued at December 31, 2003 and 2002, respectively, and additional paid-in capital	156,154	218,052
Accumulated earnings (deficit)	1,388	(43,305)
Accumulated other comprehensive income (loss)	7,300	(2,420)

Total shareholders’ equity	164,842	172,327

	$450,423	$233,822

*	Adjusted to reflect the two-for-one stock split.